Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-200799, 333-198066, 333-191679, 333-182703, 333-178592, 333-165958, 333-152591, 333-148060, 333-140110, 333-132611, 333-125565, 333-122114, 333-117717, 333-111894, 333-107137, 333-105509, 333-96813, 333-46976 and 333-91957) and Form S-8 (Nos. 333-215419, 333-210040, 333-204748, 333-191680, 333-182704, 333-152284, 333-138598, 333-174392, 333-167365 and 333-93435) of Apricus Biosciences, Inc. (the “Company”) of our report dated March 13, 2017, relating to the 2016 consolidated financial statements which appear in this Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP
San Diego, California
March 13, 2017